Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-148877 pertaining to the 2007 Long-Term Incentive Plan) of GLG Partners, Inc. and in the related prospectus, of our reports dated April 18, 2008, with respect to the combined and consolidated financial statements of GLG Partners, Inc. and the effectiveness of internal control over financial reporting of GLG Partners, Inc. and our report dated April 18, 2008 with respect to the financial statement schedule of GLG Partners, Inc. included in this Annual Report (Form 10-K/A) for the year ended December 31, 2007.
Ernst & Young LLP
London, England
April 18, 2008